Exhibit 99.1

MEDIA CONTACT:	IR CONTACT:	FOR IMMEDIATE RELEASE

Karen Fenwick	Jeffrey Schnell	July 31, 2018
Direct: +44 (0) 1740 608076	Direct: +1 (832) 663-4656

Venator Announces Second Quarter 2018 Results

Second Quarter 2018 Highlights

•                  Net income attributable to Venator of $196 million and adjusted net income of $91 million

•                  Adjusted EBITDA of $157 million

•                  Diluted earnings per share of $1.84 and adjusted diluted earnings per share of $0.85

•                  Recognized $325 million of income as a result of the full settlement and final payment of the Pori insurance claim, which included advance business interruption proceeds that will no longer benefit adjusted EBITDA in future periods

•                  Net cash provided by operating activities from continuing operations was $254 million, free cash flow was $159 million or $45 million excluding the impact of Pori

Strategic Developments

•                  Signed an agreement with Tronox for the purchase of its European paper laminates business, contingent upon closing of their merger with Cristal, and separately signed a memorandum of understanding providing Venator exclusive rights to negotiate the purchase of the Ashtabula, Ohio TiO2 complex if divestiture is required to complete proposed Tronox/Cristal merger

•                  The full reconstruction of Venator’s Pori, Finland, facility is under review

	Three months ended			Six months ended
	June 30,		March	June 30,
(In millions, except per share amounts)	2018	2017	31, 2018	2018	2017
Revenues	$626	$562	$622	$1,248	$1,099

Net income attributable to Venator	$196	$31	$78	$274	$15
Adjusted net income(1)	$91	$40	$91	$183	$47
Adjusted EBITDA(1)	$157	$94	$157	$314	$143

Diluted earnings per share(1)	$1.84	$0.29	$0.73	$2.57	$0.14
Adjusted diluted earnings per share(1)	$0.85	$0.38	$0.85	$1.71	$0.44

Net cash provided by (used in) operating activities from continuing operations	$254	$(51)	$51	$305	$(30)
Operating free cash flow(3)	$45	$(86)	$23	$68	$(110)
Free cash flow(3)	$159	$(66)	$(15)	$144	$(67)

See end of press release for footnote explanations

WYNYARD, UK - Venator Materials PLC (“Venator”) (NYSE: VNTR) today reported second quarter 2018 results with revenues of $626 million, net income attributable to Venator of $196 million, adjusted net income of $91 million and adjusted EBITDA of $157 million.

Simon Turner, President and CEO of Venator, commented:

“Our second quarter results highlight continued titanium dioxide pricing momentum and further benefit from our $90 million Business Improvement Program translating into solid free cash flow generation.

“Although we expect the pricing environment in the second half of 2018 to reflect regional dynamics and historical seasonal patterns, long-term fundamentals for the titanium dioxide industry remain favorable and continue to support an elongated cycle. We are well positioned to capitalize on the positive trends supporting industry profitability.

“We have positioned Venator such that we may have the opportunity to acquire the high quality Ashtabula, Ohio TiO2 complex. These assets would dramatically increase our North American TiO2 presence, expand our product offering and enhance our overall global competitiveness. Additionally, we are reviewing the full rebuild of our Pori, Finland, complex and expect to provide more clarity in the coming weeks as further information becomes available.”

Segment Analysis for 2Q18 Compared to 2Q17

Titanium Dioxide

The $54 million, or 13%, increase in revenues in our Titanium Dioxide segment for the three months ended June 30, 2018 compared to the same period in 2017 was primarily due to an 18% increase in average selling prices, a 6% improvement driven by the favorable impact of foreign exchange rates, primarily against the Euro, partially offset by a 12% decrease in sales volumes. The increase in selling prices reflects continued improvement in business conditions for TiO2, allowing for an increase in prices globally. Sales volumes decreased due to lower than expected customer orders, and lower product availability relating to a manufacturing shortfall in the current year period and higher inventory levels in the prior year period.

Segment adjusted EBITDA of our Titanium Dioxide segment increased by $54 million, or 58%, for the three months ended June 30, 2018 compared to the same period in 2017. This improvement was primarily a result of higher revenues, $6 million from the sale of carbon credits and a $4 million benefit from our Business Improvement Program, partially offset by increases in raw material and other direct costs.

During the second quarter, and in conjunction with the receipt of the final insurance payment from our insurers, we recorded $325 million of income related to the losses incurred to date and yet to be incurred.

Performance Additives

The increase in revenues in our Performance Additives segment of $10 million, or 6%, for the three months ended June 30, 2018 compared to the same period in 2017 was primarily due to a 3% increase in average selling prices, a 4% improvement driven by the favorable impact of foreign exchange rates, and a 2% increase in volumes, partially offset by a 3% decrease due to sales mix and other. The improvement in selling prices was primarily in certain timber treatment and functional additives product lines, where we raised prices to offset increases in raw material costs.

Segment adjusted EBITDA in our Performance Additives segment increased by $2 million, or 10%, for the three months ended June 30, 2018 compared to the same period in 2017, due to the increase in revenues and a $3 million benefit from our Business Improvement Program, partially offset by increases in raw material costs.

During the second quarter, we implemented a plan to restructure our Color Pigments manufacturing facility in Augusta, Georgia resulting in a non-cash restructuring charge of $126 million.

Corporate and Other

Corporate and other represents expenses which are not allocated to our segments. Losses from Corporate and other were $13 million, or $7 million lower for the three months ended June 30, 2018 than the same period in 2017 as our costs to operate as a standalone company are lower than those costs historically allocated to us from Huntsman.

Strategic updates

On July 16, we announced that we signed a Business Transfer Agreement with Tronox for the purchase of its European paper laminates business, or the 8120 grade, contingent upon closing of its merger with Cristal, which will expand our differentiated product grades and further strengthen our leadership position in Europe. Separately we signed a memorandum of understanding providing Venator exclusive rights to negotiate the purchase of the Ashtabula, Ohio TiO2 complex, currently owned by The National Titanium Dioxide Company Limited, or Cristal, should a divestiture of Ashtabula be required to complete the pending Tronox/Cristal merger. Acquiring the high quality assets in Ashtabula would dramatically grow our North American presence and enhance our global TiO2 portfolio, enabling Venator to better serve our valued customers.

Earlier this year we took steps to strengthen our Pori, Finland, project resources and improve our probability of success. Within the past few months, we engaged additional outside experts and hired and re-allocated additional internal resources for the project, with an objective of improving both the execution and cost management of the project, and to update our view on the total cost of rebuilding the site. This process identified that additional reconstruction would be required outside the immediate fire zone, leading to increased costs. Unfortunately, our contractor on the site also experienced a recent and significant safety incident, which paused construction for several weeks while the incident was under investigation, which also has extended the reconstruction timeline. These recent changes and events have led us to believe now that a full rebuild and commissioning may require more self-funding than our previous estimate of $325 to $375 million and may result in a longer period of time for project completion. As a result of these recent developments and in light of our potential acquisition of the Ashtabula complex, we are reviewing options within our manufacturing network, including the option of transferring the production of Pori’s specialty and differentiated products to elsewhere in our network, and are pacing our on-going construction activities at Pori accordingly during this period of review.

Tax Items

We recorded income tax expense of $45 million and $65 million for the three and six months ended June 30, 2018, respectively, compared to $16 million and $12 million for the three and six months ended June 30, 2017, respectively.

Our income taxes are significantly affected by the mix of income and losses in tax jurisdictions in which we operate. We continue to expect our adjusted long-term effective tax rate will be approximately 15% to 20%, with no material impact from the U.S. Tax Cuts and Jobs Act of 2017 given the low percentage of our global pre-tax income earned in the United States. We expect our near-term cash tax rate will be between 10% to 15%.

Liquidity and Capital Resources

As of June 30, 2018, we had cash and cash equivalents of $354 million compared with $223 million as of March 31, 2018. In addition, we have in place an undrawn asset based revolving credit facility available for our working capital needs and general corporate purposes with an available borrowing base of $271 million.

As of June 30, 2018, net debt was $394 million compared to $529 million as of March 31, 2018. In the second quarter of 2018, capital expenditures, excluding Pori, were $22 million. We continue to expect total capital expenditures, excluding Pori, to be approximately $120 million in 2018.

Earnings Conference Call Information

We will hold a conference call to discuss our second quarter 2018 results on Tuesday, July 31, 2018 at 10:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	1-866-807-9684
International participants	1-412-317-5415
(No passcode required)

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN and separate call-in number to gain immediate access to the call and bypass the live operator. To pre-register, please go to:

http://dpregister.com/10121767

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at venatorcorp.com/investor-relations.

Replay Information

The conference call will be available for replay beginning July 31, 2018 and ending August 7, 2018.

Call-in numbers for the replay:
U.S. participants	1-877-344-7529
International participants	1-412-317-0088
Passcode	10121767

Upcoming Conferences

During the third quarter of 2018, a member of management is expected to present at the Jefferies Global Industrials Conference on August 7, 2018, the UBS Global Chemicals Conference on September 5, 2018 and the RBC Global Industrials Conference on September 6, 2018. A webcast of the presentations, if applicable, along with accompanying materials will be available at venatorcorp.com/investor-relations.

Table 1 — Results of Operations

	Three months ended		Six months ended
	June 30,		June 30,
(In millions, except per share amounts)	2018	2017	2018	2017
Revenues	$626	$562	$1,248	$1,099
Cost of goods sold	193	480	647	945
Gross profit	433	82	601	154
Operating expenses	46	17	97	77
Restructuring, impairment, and plant closing and transition costs	136	7	145	33
Operating income	251	58	359	44
Interest expense, net	(10)	(9)	(20)	(21)
Other income	2	1	4	2
Income before income taxes	243	50	343	25
Income tax expense	(45)	(16)	(65)	(12)
Income from continuing operations	198	34	278	13
Income from discontinued operations, net of tax	—	—	—	8
Net income	198	34	278	21
Net income attributable to noncontrolling interests, net of tax	(2)	(3)	(4)	(6)
Net income attributable to Venator	$196	$31	$274	$15

Adjusted EBITDA(1)	$157	$94	$314	$143
Adjusted net income(1)	$91	$40	$183	$47

Basic earnings per share	$1.84	$0.29	$2.58	$0.14
Diluted earnings per share(1)	$1.84	$0.29	$2.57	$0.14
Adjusted earnings per share(1)	$0.86	$0.38	$1.72	$0.44
Adjusted diluted earnings per share(1)	$0.85	$0.38	$1.71	$0.44

Ordinary share information(1):
Basic shares outstanding	106.4	106.3	106.4	106.3
Diluted shares	106.7	106.3	106.8	106.3

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Six months ended
	June 30,		Better /	June 30,		Better /
(In millions)	2018	2017	(Worse)	2018	2017	(Worse)
Segment Revenues:
Titanium Dioxide	$455	$401	13%	$911	$786	16%
Performance Additives	171	161	6%	337	313	8%
Total	$626	$562	11%	$1,248	$1,099	14%

Segment Adjusted EBITDA(1):
Titanium Dioxide	$147	$93	58%	$290	$141	106%
Performance Additives	23	21	10%	47	42	12%
Corporate and other	(13)	(20)	35%	(23)	(40)	43%
Total	$157	$94	67%	$314	$143	120%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	June 30, 2018 vs. 2017
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	18%	6%	1%	(12)%	13%
Titanium Dioxide - adjusted(c)	18%	5%	1%	(11)%	13%

Performance Additives	3%	4%	(3)%	2%	6%
Performance Additives - adjusted(c)	3%	4%	(3)%	4%	8%

Total Company	14%	6%	(1)%	(8)%	11%
Total Company - adjusted(c)	14%	5%	(1)%	(7)%	11%

	Six months ended
	June 30, 2018 vs. 2017
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	21%	8%	1%	(14)%	16%
Titanium Dioxide - adjusted(c)	21%	8%	1%	(5)%	25%

Performance Additives	5%	5%	(3)%	1%	8%
Performance Additives - adjusted(c)	5%	5%	(2)%	2%	10%

Total Company	16%	7%	—%	(9)%	14%
Total Company - adjusted(c)	17%	7%	—%	(3)%	21%

(a)         Excludes revenues from tolling arrangements, by-products and raw materials

(b)         Excludes sales volumes of by-products and raw materials

(c)          Reflects lost volumes as a result of the impact of the fire at our Pori plant and closure of our Calais, Umbogintwini, St. Louis and Easton sites

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

	EBITDA		Income Tax (Expense) Benefit(2)		Net Income (Loss)		Diluted Earnings (Loss) Per Share(1)
	Three months ended		Three months ended		Three months ended		Three months ended
	June 30,		June 30,		June 30,		June 30,
(In millions, except per share amounts)	2018	2017	2018	2017	2018	2017	2018	2017
Net income	$198	$34			$198	$34	$1.86	$0.32
Net income attributable to noncontrolling interests	(2)	(3)			(2)	(3)	(0.02)	(0.03)
Net income attributable to Venator	196	31			196	31	1.84	0.29
Interest expense, net	10	9
Income tax expense from continuing operations	45	16	(45)	(16)
Depreciation and amortization	35	29
Business acquisition and integration expenses	2	—	(1)	—	1	—	0.01	—
Loss on disposition of businesses/assets	2	—	—	—	2	—	0.02	—
Amortization of pension and postretirement actuarial losses	4	4	(1)	—	3	4	0.02	0.04
Net plant incident credits	(273)	(2)	53	1	(220)	(1)	(2.06)	(0.01)
Restructuring, impairment, plant closing and transition costs	136	7	(27)	(1)	109	6	1.02	0.06
Adjusted(1)	$157	$94	$(21)	$(16)	$91	$40	$0.85	$0.38

Adjusted income tax expense(2)					$21	$16
Net income attributable to noncontrolling interests, net of tax					2	3
Adjusted pre-tax income(1)					$114	$59
Adjusted effective tax rate					18%	27%

	EBITDA	Income Tax (Expense) Benefit(2)	Net Income (Loss)	Diluted Earnings (Loss) Per Share(1)
	Three months ended	Three months ended	Three months ended	Three months ended
	March 31,	March 31,	March 31,	March 31,
(In millions, except per share amounts)	2018	2018	2018	2018
Net income	$80		$80	0.75
Net income attributable to noncontrolling interests	(2)		(2)	(0.02)
Net income attributable to Venator	78		78	0.73
Interest expense	10
Income tax expense from continuing operations	20	(20)
Depreciation and amortization	34
Business acquisition and integration expenses	2	(1)	1	0.01
Separation expense, net	1	—	1	0.01
Amortization of pension and postretirement actuarial losses	3	—	3	0.03
Restructuring, impairment, plant closing and transition costs	9	(1)	8	0.07
Adjusted(1)	$157	$(22)	$91	0.85

Adjusted income tax expense(2)			$22
Net income attributable to noncontrolling interests, net of tax			2
Adjusted pre-tax income(1)			$115
Adjusted effective tax rate			19%

	EBITDA		Income Tax (Expense) Benefit(2)		Net Income (Loss)		Diluted Earnings (Loss) Per Share(1)
	Six months ended		Six months ended		Six months ended		Six months ended
	June 30,		June 30,		June 30,		June 30,
(In millions, except per share amounts)	2018	2017	2018	2017	2018	2017	2018	2017
Net income	$278	$21			$278	$21	$2.60	$0.20
Net income attributable to noncontrolling interests	(4)	(6)			(4)	(6)	(0.03)	(0.06)
Net income attributable to Venator	274	15			274	15	2.57	0.14
Interest expense, net	20	21
Income tax expense from continuing operations	65	12	(65)	(12)
Depreciation and amortization	69	59
Business acquisition and integration expenses	4	—	(1)	—	3	—	0.03	—
Separation expense, net	1	—	—	—	1	—	0.01	—
Loss on disposition of businesses/assets	2	—	—	—	2	—	0.02	—
Net income of discontinued operations	—	(8)	—	—	—	(8)	—	(0.08)
Amortization of pension and postretirement actuarial losses	7	8	(1)	—	6	8	0.05	0.08
Net plant incident (credits) costs	(273)	3	53	(1)	(220)	2	(2.06)	0.02
Restructuring, impairment, plant closing and transition costs	145	33	(28)	(3)	117	30	1.09	0.28
Adjusted(1)	$314	$143	$(42)	$(16)	$183	$47	$1.71	$0.44

Adjusted income tax expense(2)					$42	$16
Net income attributable to noncontrolling interests, net of tax					4	6
Adjusted pre-tax income(1)					$229	$69
Adjusted effective tax rate					18%	23%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	June 30,	March 31,	December 31,
(In millions)	2018	2018	2017
Cash	$354	$223	$238
Accounts and notes receivable, net	439	452	392
Inventories	491	482	454
Prepaid and other current assets	87	93	85
Property, plant and equipment, net	1,316	1,444	1,367
Other assets	274	304	311
Total assets	$2,961	$2,998	$2,847

Accounts payable	$392	$402	$401
Other current liabilities	191	269	244
Current portion of debt	7	9	14
Long-term debt	741	743	743
Non-current payable to affiliates	34	34	34
Other liabilities	262	304	306
Total equity	1,334	1,237	1,105
Total liabilities and equity	$2,961	$2,998	$2,847

Table 6 — Outstanding Debt

	June 30,	March 31,	December 31,
(In millions)	2018	2018	2017
Debt:
Senior Notes	$370	$370	$370
Term Loan Facility	366	366	367
Other debt	12	16	20
Total debt - excluding affiliates	748	752	757
Total cash	354	223	238
Net debt - excluding affiliates	$394	$529	$519

Table 7 — Summarized Statement of Cash Flows

	Three months ended		Six months ended
	June 30,		June 30,
(In millions)	2018	2017	2018	2017
Total cash at beginning of period(a)	$223	$35	$238	$30
Net cash provided by (used in) operating activities(a)	254	(51)	305	(29)
Net cash (used in) provided by investing activities(a)	(95)	162	(162)	103
Net cash used in financing activities(a)	(6)	(112)	(14)	(71)
Effect of exchange rate changes on cash	(22)	—	(13)	1
Total cash at end of period(a)	$354	$34	$354	$34
Supplemental cash flow information:
Cash paid for interest	$(6)	$—	$(25)	$(2)
Cash paid for income taxes	(5)	(2)	(20)	(4)
Capital expenditures	(94)	(21)	(167)	(40)
Depreciation and amortization	35	29	69	59
Changes in primary working capital:
Accounts and notes receivable	(6)	(152)	(56)	(156)
Inventories	(34)	13	(46)	12
Accounts payable	(24)	(13)	(17)	(7)
Total cash used in primary working capital	$(64)	$(152)	$(119)	$(151)

	Three months ended		Six months ended
	June 30,		June 30,
(In millions)	2018	2017	2018	2017
Free cash flow(3):
Net cash provided by (used in) operating activities from continuing operations	$254	$(51)	$305	$(30)
Capital expenditures	(94)	(21)	(167)	(40)
Cash (investment in) received from unconsolidated affiliates, net	(1)	11	5	8
Other investing activities excluding transactions with former parent and cash flows related to sales of businesses/assets	—	(5)	—	(5)
Non-recurring separation costs(b)	—	—	1	—
Total free cash flow	$159	$(66)	$144	$(67)

Adjusted EBITDA	$157	$94	$314	$143
Capital expenditures excluding cash paid for Pori rebuild	(22)	(18)	(42)	(37)
Cash paid for interest	(6)	—	(25)	(2)
Cash paid for income taxes	(5)	(2)	(20)	(4)
Primary working capital change	(64)	(152)	(119)	(151)
Restructuring	(8)	(5)	(19)	(15)
Pensions	(6)	(9)	(14)	(18)
Maintenance & other	(1)	6	(7)	(26)
Operating free cash flow	45	(86)	68	(110)
Net cash flows associated with Pori	114	20	76	43
Total free cash flow(3)	$159	$(66)	$144	$(67)

See end of press release for numbered footnote explanations

(a)         Includes discontinued operations

(b)         Represents payments associated with our separation from Huntsman

Footnotes

(1)         Our management uses adjusted EBITDA to assess financial performance. Adjusted EBITDA is defined as net income before interest expense, net, income tax expense from continuing operations, depreciation and amortization, and net income attributable to noncontrolling interests, after eliminating the following: (a) business acquisition and integration expenses; (b) separation expense, net; (c) loss on disposition of businesses/assets; (d) net income of discontinued operations net of tax; (e) amortization of pension and postretirement actuarial losses; (f) net plant incident (credits) costs; and (g) restructuring, impairment, plant closing and transition costs. We believe that net income is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA.

We believe adjusted EBITDA is useful to investors in assessing our ongoing financial performance and provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of our operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with U.S. GAAP. Moreover, adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Nevertheless, our management recognizes that there are limitations associated with the use of adjusted EBITDA in the evaluation of us as compared to net income. Our management compensates for the limitations of using adjusted EBITDA by using this measure to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than U.S. GAAP results alone.

In addition to the limitations noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to ongoing operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results. For example, while EBITDA from discontinued operations is a recurring item, it is not indicative of ongoing operating results and trends or future results.

Adjusted net income is computed by eliminating the after-tax amounts related to the following from net income attributable to Venator Materials PLC ordinary shareholders: (a) business acquisition and integration expenses; (b) separation expense, net; (c) loss on disposition of businesses/assets; (d) net income of discontinued operations; (e) amortization of pension and postretirement actuarial losses; (f) net plant incident (credits) costs; (g) restructuring, impairment, plant closing and transition costs. Basic adjusted net earnings per share excludes dilution and is computed by dividing adjusted net income by the weighted average number of shares outstanding during the period. Adjusted diluted net earnings per share reflects all potential dilutive ordinary shares outstanding during the period increased by the number of additional shares that would have been outstanding as dilutive securities. For the periods prior to our IPO, the average number of ordinary shares outstanding used to calculate basic and diluted adjusted net income per share was based on the ordinary shares that were outstanding at the time of our IPO. Adjusted net earnings (loss) and adjusted net earnings (loss) per share amounts are presented solely as supplemental information.

(2)         The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach. We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under U.S. GAAP.

(3)         Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flows provided by (used in) operating activities from continuing operations and used in investing activities. Free cash flow is typically derived directly from the Company’s consolidated and combined statement of cash flows; however, it may be adjusted for items that affect comparability between periods. Free cash flow is presented as supplemental information.

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses. We operate 26 facilities, employ approximately 4,500 associates worldwide and sell our products in more than 110 countries.

Social Media:

Twitter: www.twitter.com/VenatorCorp

Facebook: www.facebook.com/venatorcorp

LinkedIn: www.linkedin.com/company/venator-corp

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the expected results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including our ability to restore manufacturing capacity at our Pori, Finland manufacturing facility or elsewhere in our manufacturing network, increasing construction costs at our Pori manufacturing facility, losses due to business interruption from the fire, the possibility that Tronox may not be required to divest the Ashtabula complex in connection with its proposed merger with Cristal, the failure to consummate the proposed Tronox transactions when expected or at all, the possibility that any synergies and cost savings associated with the proposed Tronox transactions may not be fully realized or may take longer to realize than expected, or the ability to integrate successfully the Ashtabula assets if acquired.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Venator’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC, and in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The risk factors and other factors noted therein could cause its actual results to differ materially from those contained in any forward-looking statement.